Shoals Technologies Group Files Patent Infringement Complaint with ITC Against Hikam and Voltage
Shoals seeks to prohibit the alleged infringing products from importation into the United States

PORTLAND, TN, May 4, 2023 – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of systems (“EBOS”) solutions for solar, storage, and electric vehicle (EV) charging infrastructure, announced today that it has filed a patent infringement complaint with the U.S. International Trade Commission (ITC) against Hikam America, Inc., based in Chula Vista, California (“Hikam”), and Voltage, LLC, based in Chapel Hill, North Carolina (“Voltage”). The complaint also names related foreign entities of both Hikam and Voltage. Shoals is requesting that the ITC institute an investigation into the alleged infringement under Section 337 of the Tariff Act of 1930 to bar the importation of the alleged infringing products into the United States. Shoals has also filed complaints against the Hikam defendants in the United States District Court for the Southern District of California, and against the Voltage defendants in the United States District Court for the Middle District of North Carolina related to the same matter.

“Shoals has invested millions of dollars over our 27-year history to develop innovative products and technologies to reduce installation costs and improve reliability and safety for the utility scale solar, storage and EV charging markets,” said Jeff Tolnar, Interim Chief Executive Officer and President of Shoals. “While we welcome healthy competition – especially that which betters the industry – we take our patents very seriously and will defend them vigorously to protect our intellectual property. As a U.S.-based company with design and manufacturing in Tennessee, Alabama, and California, we hope the ITC will protect our IP and support domestic manufacturing and job creation by banning the import of what we believe are infringing products from entering the U.S. market.”

Shoals’ complaint asks the ITC to investigate unlawful imports of certain photovoltaic connectors and components that infringe on two valid and enforceable patents owned by Shoals relating to improved connectors for solar panel arrays (U.S. Patent No. 10,553,739 and U.S. Patent No. 10,992,254). Shoals’ complaint requests that the ITC issue a limited exclusion order and a cease and desist order against Hikam, Voltage and related entities to bar the importation into the United States of devices, components and products that are alleged to infringe Shoals’ patents.

Invented and manufactured in the United States, Shoals’ patented Big Lead Assembly (BLA) connectors and wire harnesses with in-line fuses are designed to offer significant savings to developers, owners, and engineering, procurement and construction firms of solar installations because they reduce or eliminate the need for combiner boxes, reduce the amount of wire and other materials needed, substantially reduce the labor costs for installation and provide exceptional long-term operations and maintenance benefits. The patented connectors are less expensive to manufacture and transport than alternatives, easy to use, and permit a more simplified component configuration in the solar field.

About Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc. is a leading provider of electrical balance of systems (EBOS) solutions for solar, storage, and electric vehicle charging infrastructure. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 20 GW of solar systems globally. For additional information, please visit: https://www.shoals.com/.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available. Forward-looking statements include information concerning the patent infringement complaint and possible effects on the company’s business strategies and operations. These forward-looking statements are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, among others, whether the ITC and District Courts will determine to initiate an investigation into the Hikam and Voltage defendants for the alleged infringement; the duration of the complaints, including potential counteractions, as well as the outcome of the patent complaint; the risk of loss of revenue from a potential decision that the products subject to the complaint do not infringe the Company’s patents; the risk that the patents subject to the complaint are declared invalid; the Company’s product platform and resulting commercial opportunities; expectations about the cost, timing or likelihood of success of the Company’s patent complaint and validity challenges; the Company’s ability to fund the patent complaint and other necessary patent enforcement or defense actions; and other risks and uncertainties described in the section entitled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the Securities and Exchange Commission.

All forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:

Investors:
Email: investors@shoals.com
Phone: 615-323-9836

Media:
Email: media@shoals.com

2